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                                                                   EXHIBIT 23.10


                              INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Loewen Group International, Inc.
The Loewen Group Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-3135 and 333-3135-01) on Form S-4 of Loewen Group International, Inc. and The Loewen Group Inc. of our report dated May 31, 1996, with respect to the consolidated balance sheet of Ourso Investment Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A No.2 of The Loewen Group Inc. dated July 5, 1996.



/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP

New Orleans, Louisiana
August 23, 1996